Exhibit 10.11

English translation

Power of Attorney

I am a natural person of Chinese nationality, and my ID number is:                     . I have the registered capital of                      (“Company”) of RMB                     million on the effective date of this Power of Attorney. For my equity as of the effective date and in the future in Company (“My Equity”), I hereby irrevocably entrust                      (“WFOE”) to exercise my following rights during the term of this Power of Attorney:

Authorize WFOE or persons designated by WFOE (including but not limited to the directors and their successors of Ximalaya Inc., the parent company of WFOE, and any liquidators replacing the directors of the parent company, but excluding any person who is not independent or who may cause a conflict of interest) (the “Trustee”) as my sole and exclusive agent with full authority to represent me in matters relating to My Equity, including but not limited to: 1) attend the general meeting of Company and sign the meeting minutes; 2) file the required documents with the relevant Companies Registry; 3) exercise all shareholders’ rights and shareholder voting rights that I am entitled to in accordance with laws and the Articles of Association of Company, including but not limited to the sale or transfer or pledge or disposition of all or any part of My Equity; and 4) designate and appoint as my authorized representative the legal representative, directors, supervisors, general manager and other senior management personnel of Company.

I, without the prior written consent of WFOE, will not directly or indirectly participate in, engage in, involve in or own, or use the information obtained from WFOE to participate in, engage in, involve in or own any business which is or may compete with the business of WFOE or its affiliates or principal business, nor will I hold any interest or gain any interest from any business which may compete with WFOE or its affiliates or principal business. For the avoidance of doubt, this Power of Attorney shall not be construed as authorizing me or any other person who is not independent or may give rise to a conflict of interest to exercise any of the rights set forth herein.

If I become a person without civil capacity or a person with limited civil capacity due to liquidation or other reasons, my management shall continue to perform its duties and enjoy its rights under the premise of continuing to abide by the provisions of this Power of Attorney.

The Trustee shall have the right to execute on my behalf the Exclusive Call Option Agreement signed by me and WFOE and Company on                      and the Equity Pledge Agreement signed by me and WFOE and Company on                      (including the amendments, revisions or restatements of the above documents, collectively, the “Transaction Documents”) and all documents required to be signed by me as agreed in the Transaction Documents, and fulfill the Transaction Documents on time. The exercise of this right shall not limit this authorization in any way.

All acts of the Trustee with respect to My Equity shall be deemed to be my acts and all documents signed shall be deemed to have been signed by me, and I shall acknowledge them.

The Trustee shall have the right of sub-entrustment and may re-entrust other persons or units with the handling of the aforesaid matters without having to notify me or obtain my consent in advance. If required by Chinese law, the Trustee shall appoint Chinese citizens to exercise the above rights.

Except as otherwise provided in this Power of Attorney, the Trustee shall have the right to allocate, use or otherwise dispose of the cash dividends and other non-cash income generated by My Equity in accordance with my oral or written instructions.

As long as I am a shareholder of Company, this Power of Attorney is irrevocable and shall remain in effect from the issuance date agreed upon by the Parties concerned under the Share and Warrant Purchase Agreement for the purchase of all the equity of Ximalaya Inc. on                      (the “Effective Date”).

Any dispute arising out of or in connection with this Power of Attorney shall be submitted to Shanghai International Economic and Trade Arbitration Commission for arbitration, and the place of hearing shall be Shanghai. The arbitration tribunal shall consist of three arbitrators appointed in accordance with the Arbitration Rules. The claimant shall appoint one arbitrator, the respondent shall appoint one arbitrator, and the third arbitrator shall be appointed by the first two arbitrators through consultation or by Shanghai International Economic and Trade Arbitration Commission. The arbitration shall be conducted in a confidential manner and the language of arbitration shall be Chinese. The arbitration award shall be final and binding on the Parties. Where appropriate, the arbitration tribunal or arbitrators may determine remedies in respect of My Equity or assets in accordance with the applicable Chinese laws, including restrictions on the conduct of business, restrictions or prohibitions on the transfer or sale of equity or assets or the filing of winding-up of me. In addition, during the formation of the arbitration tribunal, I and any party of the Trustee shall have the right to apply to any court of jurisdiction (including the courts of China, Hong Kong and the Cayman Islands) for the grant of interim relief. This Power of Attorney shall remain in force and effect during the arbitration, except for the dispute between myself and the Trustee and the part in the arbitration.

During the term of this Power of Attorney, I hereby waive and cease to exercise all rights related to My Equity that I have already authorized to the Trustee through this Power of Attorney.

(No text below)

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to sign this Power of Attorney, which takes effect on the Effective Date hereof.

The consignor:

Signatory:

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to sign this Power of Attorney, which takes effect on the Effective Date hereof.

Accept:

WFOE:

Signatory:

Acknowledge:

Company:

Signatory:

Schedule A

The following schedule sets forth other major similar agreements the registrant entered into with its consolidated variable interest entities. Other than the information set forth below, there is no material difference between such other agreements and this exhibit.

VIE	Executing Parties	Execution Date
Shenzhen Tianbo Internet Media Limited	Yuxin Chen	November 29, 2018
Shenzhen Tianbo Internet Media Limited	Jianjun Yu	November 29, 2018